Exhibit 10.39

NINTH AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

AMERICAN HOMES 4 RENT, L.P.

February 26, 2015

American Homes 4 Rent, L.P., a Delaware limited partnership (the “Partnership”), is governed by the Agreement of Limited Partnership of the Partnership, dated November 21, 2012 (the “Original Partnership Agreement”), as amended by the First Amendment, dated as of December 31, 2012 (the “First Amendment”), the Second Amendment, dated as of February 28, 2013 (the “Second Amendment”), the Amended & Restated Second Amendment, dated May 22, 2013 (the “A&R Second Amendment”), the Third Amendment, dated as of June 10, 2013 (the “Third Amendment”), the Fourth Amendment, dated as of June 10, 2013 (the “Fourth Amendment”), the Fifth Amendment, dated as of October 24, 2013, the Sixth Amendment, dated as of  December 27, 2013, the Seventh Amendment, dated as of April 30, 2014, and the Eight Amendment, dated as of September 19, 2014 (collectively, the “Partnership Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement.

WHEREAS, Sections 6.1.A and 6.1.B of the Original Partnership Agreement provide for allocations of Net Income and Net Loss among the Partners.

WHEREAS, Section 10 of the First Amendment provides for allocations of Net Income and Net Loss among the holders of the 3.5% Convertible Preferred Units.  On June 14, 2013, the 3.5% Convertible Preferred Units were converted to Class A Units.

WHEREAS, Section 8 of the Second Amendment and Section 8 of the A&R Second Amendment provide for allocations of Net Income, Net Loss and Gross Income among the holders of the Series C Convertible Units and the holders of Class A Units.

WHEREAS, Section 8 of the Third Amendment provides for allocations of Net Income and Net Loss among the holders of Series D Convertible Units, the holders of Class A Units and the holders of Class B Units.  The Series D Convertible Units have not received any allocations of Net Income or Net Loss because the Series D Convertible Units has not yet commenced receiving distributions from the Partnership.

WHEREAS, Section 8 of the Fourth Amendment provides for allocations of Net Income and Net Loss among the holders of Series E Convertible Units, the holders of Class A Units and the holders of Class B Units.  The Series E Convertible Units are not entitled to receive allocations of Net Income or Net Loss because the Series E Convertible Units are not entitled to distributions from the Partnership.

WHEREAS, Section 8.6 of the Original Partnership Agreement provides a redemption right for Class A Units at any time on or after one year following the date of the initial issuance thereof, but does not address whether the one-year period includes any period that another unit of Partnership Interest may have been held and then exchanged or redeemed for a Class A Unit.

WHEREAS, Article I of the Original Partnership Agreement contains a definition of Partnership Approval which omitted the intended word “Limited” in clause (1) thereof.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Sections 14.1.A and 14.1.D of the Partnership Agreement, the Partners hereby amend the Partnership Agreement as follows in order to (a) clarify the allocations of Net Income, Net Loss and Gross Income among the Partners, (b) clarify that the one-year holding period prior to redemption of Cass A Units includes any period during which other Partnership Interests redeemed or exchanged for Class A units were held prior to their redemption or exchange, and (c) correct a drafting error in the definition of Partnership Approval by adding the word “Limited” before the word “Partners” in clause (1) of that definition.

1.             Sections 6.1.A and 6.1.B of the Original Partnership Agreement, Section 8 of the Second Amendment, Section 8 of the A&R Second Amendment, Section 8 of the Third Amendment and Section 8 of the Fourth Amendment are hereby deleted and replaced in their entirety with the following, effective as of January 1, 2014:

A.            Net Income.  After giving effect to the special allocations set forth in Section 1 of Exhibit C of the Partnership Agreement and any special allocations required to be made pursuant to Section 6.1.E, Net Income shall be allocated:

(1)                                 first, to the General Partner until the cumulative Net Income allocated under this clause (1) equals the cumulative Net Losses allocated the General Partner under Section 6.1.B(6);

(2)                                 second, to each DRO Partner until the cumulative Net Income allocated such DRO Partner under this clause (2) equals the cumulative Net Losses allocated such DRO Partner under Section 6.1.B(5) (and among the DRO Partners, pro rata in proportion to their respective percentages of the cumulative Net Losses allocated to all DRO Partners pursuant to Section 6.1.B(5) hereof);

(3)                                 third, to the General Partner until the cumulative Net Income allocated under this clause (3) equals the cumulative Net Losses allocated the General Partner under Section 6.1.B(4);

(4)                                 fourth, to the holders of any Partnership Interests that are entitled to any preference upon liquidation (including the 5.000% Series A Participating Preferred Units, the 5.000% Series B Participating Preferred Units and the 5.500% Series C Participating Preferred Units) until the cumulative Net Income allocated under this clause (4) equals the cumulative Net Losses allocated to such Partners under Section 6.1.B(3);

(5)                                 fifth, to the holders of any Partnership Interests that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Interests (including the 5.000% Series A Participating Preferred Units, the 5.000% Series B Participating Preferred Units and the

5.500% Series C Participating Preferred Units) until each such Partnership Interest has been allocated, on a cumulative basis pursuant to this clause (5), Net Income equal to the amount of distributions payable that are attributable to the preference of such class of Partnership Interests whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); and

(6)                                 sixth, to the holders of any Partnership Interests that are not entitled to any preference upon liquidation (including the Class A Units, the Series C Convertible Units and the Series D Convertible Units) until the cumulative Net Income allocated under this clause (6) equals the cumulative Net Losses allocated to such Partners under Section 6.1.B(2); and

(7)                                 finally, with respect to Partnership Interests that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution (including the Class A Units, the Series C Convertible Units and the Series D Convertible Units), pro rata on a noncumulative basis to each such class in accordance with the distributions paid to each such class or, if distributions are not paid to each such class, in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

B.            Net Losses.  After giving effect to the special allocations set forth in Section 1 of Exhibit C of the Partnership Agreement and any special allocations required to be made pursuant to Section 6.1.E, Net Losses shall be allocated:

(1)                                 first, to the holders of Partnership Interests, in proportion to, and to the extent that, their share of the Net Income previously allocated pursuant to Section 6.1.A(7) exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Partnership Interests pursuant to clause (ii) of Section 5.1.B and (b) Net Losses allocated under this clause (1);

(2)                                 second, with respect to classes of Partnership Interests that are not entitled to any preference in distribution upon liquidation (including the Class A Units, the Series C Convertible Units and the Series D Convertible Units), pro rata to each such class in accordance with the distributions paid to each such class or, if distributions are not paid to each such class, in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Losses shall not be allocated to any Partner pursuant to this Section 6.1.B(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case (i) by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3 and (ii) in the case of a Partner who also holds classes of Partnership Interests that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such taxable year (or portion thereof);

(3)                                 third, with respect to classes of Partnership Interests that are entitled to any preference in distribution upon liquidation (including the 5.000% Series A Participating Preferred Units, the 5.000% Series B Participating Preferred Units and the 5.500% Series C Participating Preferred Units), in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Losses shall not be allocated to any Partner pursuant to this Section 6.1.B(3) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case by not including in the Partners’ Adjusted Capital Accounts any amount that a Partner is obligated to contribute to the Partnership with respect to any deficit in its Capital Account pursuant to Section 13.3) at the end of such taxable year (or portion thereof);

(4)                                 fourth, to the General Partner in an amount equal to the excess of (a) the amount of the Partnership’s Recourse Liabilities over (b) the Aggregate DRO Amount;

(5)                                 fifth, to and among the DRO Partners, in proportion to their respective DRO Amounts, until such time as the DRO Partners as a group have been allocated cumulative Net Losses pursuant to this clause (5) equal to the Aggregate DRO Amount; and

(6)                                 thereafter, to the General Partner.

2.             The first sentence of Section 8.6.A(i) of the Original Partnership Agreement is hereby deleted and replaced in its entirety with the following:  Subject to Section 8.6.C and Section 11.6.E, at any time on or after one (1) year following the date of the initial issuance thereof (which, in the event of the transfer of a Class A Unit or Class B Unit, shall be deemed to be the date that the Class A Unit or such Class B Unit, as the case may be, was issued to the original recipient thereof for purposes of this Section 8.6, and, in the case of a Class A Unit issued in exchange for or upon redemption of an outstanding unit of any other class of Partnership Interest, shall be the date that such other unit of Partnership Interest was initially issued to the original recipient thereof), the holder of a Class A Unit (if other than the General Partner or any Subsidiary of the General Partner), including any LTIP Units that are converted into Class A Units, shall have the right (the “Redemption Right”) to require the Partnership to redeem such Class A Unit, with such redemption to occur on the Specified Redemption Date and at a redemption price equal to and in the form of the Cash Amount to be paid by the Partnership.

3.             The definition of Partnership Approval set forth in Article I of the Original Partnership Agreement is hereby deleted and replaced in its entirety with the following:  “Partnership Approval” means approval obtained when the sum of the (1) the percentage interest of the Limited Partners consenting to the Termination Transaction, plus (2) the product of (a) the percentage of the outstanding Class A units held by the General Partner Entity multiplied by (b) the percentage of the votes that were cast in favor of the Termination Transaction by the holders of the Shares equals or exceeds the percentage required for the General Partner Entity’s shareholders to approve the Termination Transaction.

4.             Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the Partners hereby ratify and confirm.

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IN WITNESS WHEREOF, the undersigned have executed this Ninth Amendment as of the date first set forth above.

GENERAL PARTNER:

AMERICAN HOMES 4 RENT

By:	/s/ David Singelyn
Name:David Singelyn
Title: Chief Executive Officer

LIMITED PARTNER:

AMERICAN HOMES 4 RENT, LLC

By:	/s/ John Corrigan
Name:John Corrigan
Title: Chief Executive Officer